Exhibit 10.1

Anthem, Inc.

120 Monument Circle

Indianapolis, IN 46204

November 5, 2017

Gail Boudreaux

Re: Offer Letter

Dear Gail,

We are pleased to extend to you our offer to join Anthem, Inc. (“Anthem” or the “Company”) as its President and Chief Executive Officer on the following terms:

•	Start Date and Position: Your employment with the Company will start on November 13, 2017 (your “Start Date”) and you will be appointed the Company’s President and Chief Executive Officer effective November 20, 2017. From your Start Date until November 20, 2017, you will serve as Advisor to the Chief Executive Officer. Beginning November 13, 2017, you will be entitled to compensation and benefits as described in this letter.

•	Duties: As President and Chief Executive Officer, you will report to the Board of Directors of the Company (the “Board”) and perform your duties primarily at the Company’s headquarters in Indianapolis, Indiana. Effective as of November 20, 2017, the Company will appoint you to the Board. As Advisor to the Chief Executive Officer, you will have such duties and responsibilities as are assigned to you by the Chief Executive Officer of the Company.

•	Annual Compensation: Your initial annual target compensation will be as follows:

•	Base Salary: $1,400,000.

•	Annual Incentive: Target bonus opportunity beginning in the Company’s 2018 fiscal year equal to 175% of your base salary, with a maximum bonus opportunity equal to 350% of your base salary.

•	Long-Term Incentive: In 2018, you shall receive an award with an aggregate target value equal to $10,250,000.

•

One-Time Incentive: Target value of $2,000,000. On or as soon as reasonably practicable following your Start Date in accordance with the Company’s grant practice, the Company will grant you a number of performance stock units (the “Sign-On PSUs”) under Anthem’s 2017 Incentive Compensation Plan equal to the quotient obtained by dividing $2,000,000 by the Fair Market Value (as defined in the Incentive Compensation Plan) of a share of the Company’s common stock as of the grant date. The Sign-On PSUs will be subject to the same terms and conditions (including vesting conditions) as apply to the One Anthem performance stock units granted to the senior executives of the Company in 2017 except as provided in Section 8 of the attached employment agreement.

•	Benefits: You, your spouse or domestic partner and your eligible dependents will be eligible to participate in the employee benefit plans of the Company in accordance with the terms of such plans. The Company will pay or reimburse your business expenses incurred in accordance with Company policies applicable to senior executives; provided that, for the avoidance of doubt and consistent with Company policy applicable to other senior executives, the Company will not provide aircraft for personal use. The Company will provide aircraft as necessary for appropriate business use or otherwise reimburse first-class travel. Additionally, you will be eligible for relocation benefits pursuant to the terms and conditions of the Anthem relocation program.

•	Severance and Retirement: You will participate in the Company’s Executive Agreement Plan, as may be amended from time to time in accordance with its terms (the “Executive Agreement Plan”) and as modified in the attached employment agreement. As will be described in more detail in the equity award agreements pursuant to which your annual and one-time incentives will be granted, the Company’s equity awards generally continue to vest according to their original schedules (and subject to achievement of any performance conditions) following a retirement after age 65; provided that awards granted in the year of retirement are typically subject to proration. We encourage you to review the terms of your awards for more details.

•	Company Policies: You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time, provided such policies are equally applied to other senior officers and do not lessen the benefits provided in this Offer Letter or the attached employment agreement. Your continued employment with the Company is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by the Company, and your compliance with applicable regulatory, registration and licensing requirements.

*    *     *

The attached employment agreement will govern the specific terms of your employment (as contemplated by the Executive Agreement Plan). If you agree to the terms and conditions of your employment, please execute and return to me a copy of the employment agreement, which will be a binding agreement on our receipt.

We look forward to your accepting our offer and are excited to have you lead Anthem’s team.

Sincerely,

ANTHEM, INC.

By:	/s/ Lewis Hay III
Name: Lewis Hay III
Title: Chair, Compensation Committee of the Board of Directors

Exhibit A

Employment Agreement under Executive Agreement Plan

(enclosed)

Execution Version

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 5, 2017 and effective as of November 13, 2017 (the “Agreement Date”), between Anthem, Inc., an Indiana corporation (“Anthem”) with its headquarters and principal place of business in Indianapolis, Indiana (Anthem, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and the person listed on Schedule A (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to retain the services of Executive and to provide Executive an opportunity to receive severance to which Executive is not otherwise entitled in return for the diligent and loyal performance of Executive’s duties and Executive’s agreement to reasonable and limited restrictions on Executive’s post-employment conduct to protect the Company’s investments in its intellectual property, employee workforce, customer relationships and goodwill;

WHEREAS, the Company has established the Anthem, Inc. Executive Agreement Plan (as amended from time to time, the “Plan”) to provide certain benefits for participants who enter into an employment agreement in the form of this Agreement; and

WHEREAS, Executive is not required to execute this Agreement as a condition of employment; rather, Executive is entering into this Agreement to enjoy the substantial additional payments and benefits available under the Plan and the Designated Plans (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Period (as defined in Section 2 below), Executive shall serve in the positions set forth on Schedule A, with such duties as are commensurate with those positions and as are customarily exercised by a person holding those positions in companies of the size and nature of the Company. Executive shall report to the Board of Directors of Anthem (the “Board”) and perform Executive’s duties primarily at the Company’s headquarters in Indianapolis, Indiana. Effective as of November 20, 2017, Anthem shall appoint Executive to the Board and Executive shall serve as a member of the Board and the board of directors of any of Anthem’s subsidiaries to which Executive is elected for no additional compensation. During the Employment Period, Anthem shall nominate Executive for reelection to the Board in each year in which Executive’s term as a director is set to expire.

(b) During the Employment Period, Executive shall comply with Company policies and procedures, and shall devote all of Executive’s business time, energy and skill, best efforts and undivided business loyalty to the performance of Executive’s duties with the Company. Executive further agrees that while employed by the Company, she shall not perform any services for remuneration for or on behalf of any other entity without the advance written consent of the Board. Notwithstanding the foregoing, during the Employment Period and so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee and officer of the Company in accordance with this Agreement and subject to Executive’s compliance with Section 12 below, Executive may, with the advance written consent of the Board, (A) serve on civic or charitable boards or committees and (B) serve on one non-competitive for-profit board (although Executive may serve on up to two of the non-competitive for-profit boards on which she serves as of the date hereof but Executive agrees she will not stand for reelection at the annual meeting of her second board).

2. EMPLOYMENT PERIOD. Executive’s employment under this Agreement (the “Employment Period”) shall commence on the Agreement Date listed above and end on December 31, 2018. Thereafter, the Employment Period shall extend automatically for consecutive periods of one year through the first such anniversary that follows the date on which Executive reaches age 67 unless the Company delivers to Executive written notice of non-renewal not less than one year prior to the end of the Employment Period as then in effect or unless Executive’s employment terminates in accordance with the provisions set forth in Section 6 below (the last day of the Employment Period is the “Expiration Date”). If Executive continues to be employed by the Company at the Expiration Date, Executive shall continue as an at will employee of the Company.

3. BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate set forth on Schedule A, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS. During the Employment Period beginning with the Company’s 2018 fiscal year, Executive shall be eligible to receive consideration for an annual bonus upon such terms as adopted from time to time by the Company. The Target Bonus and maximum bonus for which Executive is eligible for 2018 is specified in Schedule A to this Agreement.

5. BENEFITS. Executive, her spouse or domestic partner and their eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements therefor, in addition to the benefits available under the Plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms.

6. TERMINATION. Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

(a) DISABILITY. Subject to applicable law, upon 10 days’ prior written notice by the Company to Executive of termination due to Disability. “Disability” shall have the meaning defined in the Company’s Long Term Disability Plan.

(b) DEATH. Automatically on the date of death of Executive.

(c) CAUSE. The Company may terminate Executive’s employment hereunder for Cause immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall have the meaning defined for that term in the Plan.

(d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

(e) BY EXECUTIVE. Upon written notice by Executive to the Company with or without Good Reason. For purposes of this Agreement, Good Reason shall mean:

(i) a material reduction in Executive’s Annual Salary, or in the Executive’s annual total cash compensation (including Annual Salary and Target Bonus), but excluding any reduction applicable to management employees generally;

(ii) A material adverse change without the Executive’s consent in Executive’s position, duties, or responsibilities as an Executive of the Company, including any requirement that Executive report to anyone other than the Board;

(iii) A material breach of the Employment Agreement or the Executive Agreement Plan by the Company;

(iv) A change in Executive’s principal work location to a location more than 50 miles from Executive’s prior work location and more than 50 miles from the Executive’s principal residence as of the date of such change in work location;

(v) The failure of any successor to Company by merger, consolidation, or acquisition of substantially all of the business of the Company or by Transfer of Business to assume the Company’s obligations under the Executive Agreement Plan; and

(vi) Delivery by the Company of a notice of non-renewal of this Agreement as contemplated by Section 2.

Notwithstanding the foregoing provisions of this definition, Good Reason shall not exist if Executive has in her sole discretion agreed in writing that such event shall not be Good Reason. A Separation from Service shall not be considered to be for Good Reason unless (A) within 60 days of the occurrence of the events claimed to be Good Reason Executive notifies the Committee (as defined in the Plan) in writing of the reasons why she believes that Good Reason exists, (B) the Company has failed to correct the circumstance that would otherwise be Good Reason within 30 days of receipt of such notice, and (C) Executive terminates her employment within 60 days of such 30 day period (or if earlier within 60 days of the date the Committee has confirmed to the Participant pursuant to Section 5.1 of the Plan that Good Reason exists), except that such 60-day limit shall not apply if the event constituting Good Reason is the event in subsection (vi) above.

7. CONSEQUENCES OF TERMINATION. Executive’s entitlement to payments and benefits upon termination shall be as set forth in the Plan, except as otherwise modified by this Agreement. Solely for purposes of determining Executive’s rights and obligations under the Plan, Executive shall be considered an Executive Vice President and, effective November 20, 2017, any reference to the “Chief Executive Officer” under the Plan shall be considered to refer to the Compensation Committee of the Board. Upon the termination of Executive’s employment with the Company for any reason, Executive automatically shall resign from the Board and any board of directors of any of Anthem’s subsidiaries on which Executive serves and from any other position with the Company without any further action and agrees to execute any documents requested by the Company to effectuate such resignations.

8. TREATMENT OF SIGN-ON AWARD UPON TERMINATION. In the event of Executive’s termination of employment by the Company without Cause or by Executive for Good Reason, the Sign-On PSUs (as defined in the Offer Letter from the Company to Executive dated November 5, 2017) shall continue to vest in accordance with their terms (and, for the avoidance of doubt, subject to the achievement of the performance vesting conditions applicable to the Sign-On PSUs).

9. CERTAIN CHANGE IN CONTROL PAYMENTS. Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits to which Executive is entitled from the Company under this Agreement or otherwise (collectively, the “Total Payments”) in connection with a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in each case in accordance with Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to $1 less than three times Executive’s “base amount” (as such term is defined in Section 280G(b)(3) of the Code and the regulations thereunder), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 9 shall be made in writing by the accountant or tax counsel selected by the Company. If there is a reduction pursuant to this Section 9 of the Total Payments to be delivered to Executive and to the extent that an ordering of the reduction other than by the Executive is required by Section 10 or other tax requirements, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual stated value of such payment.

10. SECTION 409A. This Agreement and any payments pursuant to this Agreement are intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid or provided during the six months beginning on the date of termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to Executive on the earlier of the six month anniversary of Executive’s date of termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” subject to Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“Short-Term Deferrals”) and (b)(9) (“Separation Pay Plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of all claims in a form tendered by the Company which shall be substantially similar to the form attached as Exhibit B to this Agreement or such other form acceptable to the Company within thirty (30) days of Executive’s termination of employment (or such longer period required to comply with age discrimination laws).

12. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of her employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that Executive establishes by clear and convincing evidence is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to her attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(ii) Executive agrees that Executive will not for herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (a) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (c) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information. Provided, however, nothing in this Agreement prohibits or limits Executive from (x) reporting possible violations of federal securities law or regulation to any governmental agency or entity or (y) receiving a monetary award from the governmental agency or entity for the information reported.

(b) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND IMPROVEMENTS. Without prejudice to any other duties express or implied imposed on Executive hereunder it shall be part of Executive’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Board or its designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which Executive (alone or with others) may make, discover, create or conceive in the course of Executive’s employment. Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, Executive hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), Executive hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that Executive develops entirely on his or her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(1)	relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(2)	result from any work performed by Executive for the Company.

Execution of this Agreement constitutes Executive’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(c) NON-COMPETITION. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and during the period of time after Executive’s termination of employment as set forth in the Plan and Schedule A, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) Competitive Position means any employment or performance of services with a Competitor (A) in which Executive has executive level duties for such Competitor, or (B) in which Executive will use any Confidential Information of the Company.

(ii) Restricted Territory means any geographic area in which the Company does business and in which Executive had responsibility for, or Confidential Information about, such business within the thirty six (36) months prior to Executive’s termination of employment from the Company.

(iii) Restricted Activity means any activity for which Executive had responsibility for the Company within the thirty-six (36) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(iv) Competitor means any entity or individual (other than the Company), engaged in the management of network-based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability insurance, behavioral health, vision, flexible spending accounts, COBRA administration or other products or services substantially the same or similar to those offered by the Company while Executive was employed, or other products or services offered by the Company within twelve (12) months after the termination of Executive’s employment if Executive had responsibility for, or Confidential Information about, such other products or services while Executive was employed by the Company.

(d) NON-SOLICITATION OF CUSTOMERS. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of time after Executive’s termination of employment as set forth in the Plan and Schedule A, Executive will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in Section 12(c)(iv) above: (i) solicit business from any client or account of the Company or any of its affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) NON-SOLICITATION OF EMPLOYEES. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of time after Executive’s termination of employment as set forth in the Plan and Schedule A, Executive will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

(f) NON-DISPARAGEMENT. Executive agrees that she will not, nor will she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers. The Company agrees to instruct the current and future members of its Board of Directors that they may not, nor may they cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming Executive or her business reputation.

(g) CESSATION AND RECOUPMENT OF SEVERANCE PAYMENTS AND OTHER BENEFITS. For the avoidance of doubt, the Company acknowledges that any assertion by the Company of its rights under this Section 12(g) shall be immediately arbitrable under this Agreement and that no deference will be afforded to any determination by the Company of breach. If at any time Executive materially breaches any provision of this Section 12 or Section 13, then: (i) the Company shall cease to provide any further Severance Pay or other benefits previously received under the Plan and Executive shall be obligated to repay to the Company all Severance Pay and other benefits previously received under the Plan, (ii) all unexercised Company stock options under any Designated Plan (as defined in the Plan) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (iii) Executive shall forfeit any outstanding restricted stock, restricted stock unit, performance stock unit or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of such breach; and (iv) Executive shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each Share of restricted stock, restricted stock unit or performance stock unit that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 12(g) shall be held by Executive in constructive trust for the benefit of the Company and shall, upon written notice from the Company, within 10 days of such notice, be paid by Executive to the Company. Any amount described in clauses (i), (ii) or (iii) that Executive forfeits as a result of such breach of the provisions of Sections 12 and 13 shall not reduce any money damages that would be payable to the Company as compensation for such breach. The amount to be repaid pursuant to this Section 12(g) shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such gain against any amounts otherwise owed to Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement other than any amount pursuant to any nonqualified deferred compensation plan under Section 409A). For purposes of this Section 12(g), a “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan, listed on Exhibit C to this Agreement. The provisions of this Section 12(g) shall apply to awards described in clauses (i), (ii), (iii) and (iv) of this Section earned or made after the date Executive becomes a participant in the Plan and executes this Agreement, and to awards earned or made prior thereto which by their terms are subject to cessation and recoupment under terms similar to those of this paragraph.

(h) EQUITABLE RELIEF AND OTHER REMEDIES - CONSTRUCTION.

(i) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent her from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that beyond the amounts otherwise to be provided under this Agreement and the Plan, the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a material breach of any of the covenants and agreements contained in Sections 12 and 13 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if Executive violates Section 12(b) - (e) hereof Executive agrees that the period of violation shall be added to the period in which Executive’s activities are restricted.

(iii) Notwithstanding the foregoing, the Company will not seek injunctive relief to prevent an Executive residing in California from engaging in post termination competition in California under Section 12(c) or 12(d) of this Agreement provided that the Company may seek and obtain relief to enforce Section 12(g) of this Agreement with respect to such Executives.

(iv) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 12(g) should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided thereon or if the arbitrator or court deems equitable relief to be inappropriate.

(i) SURVIVAL OF PROVISIONS. The obligations contained in this Section 12 and Section 13 below shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter.

13. COOPERATION. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), Executive agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Executive’s employment for any reason, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (or any predecessor); provided that with respect to periods after the termination of Executive’s employment, the Company shall reimburse Executive for any out-of-pocket expenses incurred in providing such assistance and if Executive is required to provide more than 10 hours of assistance per week after her termination of employment then the Company shall pay Executive a reasonable amount of money for her services at a rate agreed to between the Company and Executive; and provided further that after Executive’s termination of employment with the Company such assistance shall not unreasonably interfere with Executive’s business or personal obligations. Executive shall cooperate only to the extent there is no conflict between Executive’s legal interest and that of the Company in the reasonable judgment of Executive’s legal counsel. To the extent there is a conflict between Company and Executive, Company shall pay for the attorney’s fees for counsel of Executive’s choosing. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Provided, however, Executive is not required to inform the Company of any investigation by a governmental agency or entity resulting from the reporting of possible violations of federal securities law or regulation to any governmental agency or entity, and Executive may participate in such investigation, without informing the Company.

14. NOTIFICATION OF EXISTENCE OF AGREEMENT. Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise such other employer (or partnership) of the existence of this Agreement and shall immediately provide such employer (or partnership or service recipient) with a copy of Sections 12 and 13 of this Agreement.

15. NOTIFICATION OF SUBSEQUENT EMPLOYMENT. Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained during the period in which Executive’s post termination obligations set forth in Section 12(b) - (f) apply.

16. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or e-mail, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Executive Vice President and Chief Human Resources Officer

Anthem, Inc.

120 Monument Circle

Indianapolis, IN 46204

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency or conflict between the terms of this Agreement and any form, award, plan or policy of the Company (including the Plan), the terms of this Agreement shall control.

18. SUCCESSORS AND ASSIGNS - BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. The Company may assign this Agreement to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. Executive may not assign or transfer any of his rights or obligations under this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

19. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20. DISPUTE RESOLUTION.

(a) In the event of any dispute arising out of or relating to this Agreement the determinations of fact and the construction of this Agreement or any other determination by the Committee in its sole and absolute discretion pursuant to Section 6.3 of the Plan shall be final and binding on all persons and may not be overturned in any arbitration or any other proceeding unless the party challenging the Committee’s determination can demonstrate by clear and convincing evidence that a determination of fact is clearly erroneous or any other determination by the Committee is arbitrary and capricious; provided, however, that if a claim relates to benefits due following a Change in Control (as defined in the Plan), the Committee’s determination shall not be final and binding if the party challenging the Committee’s determination establishes by a preponderance of the evidence that he or she is entitled to the benefit in dispute.

(b) Any dispute arising out of or relating to this Agreement shall first be presented to the Committee pursuant to the claims procedure set forth in Section 5.2 of the Plan and the claims review procedure of Section 5.3 of the Plan within the times therein provided. In the event of any failure timely to use and exhaust such claims procedure, and the claims review procedures, the decision of the Committee on any matter respecting this Agreement shall be final and binding and may not be challenged by further arbitration, or any other proceeding.

(c) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved as provided in paragraph (b) of this Section as provided herein shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if Executive initiates the claim, Executive will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each Party shall pay for its own costs and attorneys’ fees, if any. Attorneys’ fees and costs should be awarded by the arbitrator to the prevailing party pursuant to Section 22 below.

(d) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana.

(e) Any demand for Arbitration must be made or any other proceeding filed within six (6) months after the date of the Committee’s decision on review pursuant to Section 5.3 of the Plan.

(f) Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Employment Agreement in question or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by Executive shall be brought in a state or federal court located in Indianapolis, Indiana. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana; Executive’s state of residency; or any other forum in which Executive is subject to personal jurisdiction. Executive specifically consents to personal jurisdiction in the State of Indiana for such purposes.

(g) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

21. GOVERNING LAW. This Agreement forms part of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

22. ATTORNEYS’ FEES. In the event of any contest arising under or in connection with this Agreement, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.

23. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Plan and together with all exhibits thereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

24. OTHER EMPLOYMENT ARRANGEMENTS. Any severance or change in control plan or agreement (other than the Plan) or other similar agreements or arrangements between Executive and the Company, shall, effective as of the Agreement Date, be superseded by this Agreement and the Plan and shall therefore terminate and be null and void and of no force or effect. By signing this Agreement, Executive represents and warrants to the Company that Executive is not a party to any agreement containing any non-competition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on Executive’s ability to perform Executive’s duties to the Company and its affiliates.

25. WITHHOLDING TAXES. The Company may withhold from any amounts payable to you under this Agreement or otherwise such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ANTHEM, INC.

By:	/s/ Lewis Hay III
	Name:	Lewis Hay III
	Its:	Chair, Compensation Committee of the Board

	Date:	November 5, 2017

EXECUTIVE

/s/ Gail Boudreaux

Date:	November 5, 2017

SCHEDULE A

1. Name of Executive	Gail Boudreaux

2. Position	Effective November 13, 2017: Advisor to the Chief Executive Officer Effective November 20, 2017: President and Chief Executive Officer

3. Agreement Date	November 13, 2017

4. Base Salary	$1,400,000

5. 2018 Annual Target and Maximum Bonus Opportunity	Target 175% of Base Salary and maximum 350% of Base Salary

6.      Severance Payments and Benefits in the case of a Termination Without Cause or With Good Reason and in the absence of a Change in Control to be paid over the period indicated at times corresponding with the Company’s normal payroll dates

24 months base salary and bonus and benefit continuation per the Plan

7.      Severance Payments and Benefits in the case of a Termination Without Cause during an Imminent Change in Control Period or during the thirty-six (36) month period after a Change in Control or a Termination by Executive with Good Reason during the thirty-six (36) month period after a Change in Control

36 months base salary and bonus and benefit continuation per the Plan

8. Non Solicitation and Non Competition Period following Termination of Employment for any reason	18 months per the Plan

EXHIBIT B

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between                      (“Executive”) and Anthem, Inc. (the “Company”). The Company and Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

1. In consideration for the promises made herein by Executive, the Company agrees as follows:

(a) Severance Pay. The Company will pay to Executive severance or change of control payments and bonus pay in the amount set forth in the Anthem, Inc. Executive Agreement Plan (the “Plan”) and the entire Employment Agreement executed in connection therewith. The Company will also pay Executive accrued but unused vacation pay for all of his or her accrued but unused vacation days.

(b) Other Benefits. Executive will be eligible to receive other benefits as described in the Plan.

(c) Unemployment Compensation. The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to Executive.

2. In consideration for and contingent upon Executive’s right to receive the severance pay and other benefits described in the Plan and the Employment Agreement and this Release, Executive hereby agrees as follows:

(a) General Waiver and Release. Except as provided in Paragraph 2.(f) below, Executive and any person acting through or under Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b) Waiver Under Section 1542 of the California Civil Code. Executive, for Executive’s predecessors, successors and assigns, hereby waives all rights which Executive may have under Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

This waiver is not a mere recital but is a knowing waiver of the rights and benefits otherwise available under said Section 1542.

(c) Miscellaneous. Executive agrees that this Release specifies payment from the Company to herself, the total of which meets or exceeds any and all funds due her by the Company, and that he or she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. This covenant does not preclude Executive from seeking workers compensation, unemployment compensation, or benefit payments under the Company’s employee benefit plans that could be due her.

(d) Non-Competition, Non-Solicitation and Confidential Information and Inventions. Executive warrants that Executive has, and will continue to comply fully with Sections 12 and 13 of the Employment Agreement and the requirements of the Plan.

(e) THE COMPANY AND EXECUTIVE AGREE THAT THE SEVERANCE PAY AND BENEFITS DESCRIBED IN THIS RELEASE AND THE PLAN ARE CONTINGENT UPON EXECUTIVE SIGNING THIS RELEASE. EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE OR SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE OR SHE REVOKES THIS RELEASE, THAT HE OR SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS HE OR SHE MAY HAVE ALREADY RECEIVED.

(f) The waiver contained in Section 2(a) and (b) above does not apply to any Claims with respect to:

(i) Any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan,

(ii) Any Claim under or based on a breach of this Release,

(iii) Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(iv) Any right to indemnification or directors and officers liability insurance coverage to which Executive is otherwise entitled in accordance with the Company’s articles or by-laws.

(v) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE OR SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE OR SHE HAS BEEN GIVEN AT LEAST 30 DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE OR SHE UNDERSTANDS THAT HE OR SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

DATE:

ANTHEM, INC.

DATE:

EXHIBIT C

DESIGNATED PLANS

Anthem 2017 Incentive Compensation Plan